UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.           )

Filed by the Registrant☒

Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Quipt Home Medical Corp.
(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

QUIPT HOME MEDICAL CORP.

1019 Town Drive

Wilder, Kentucky 41076

SUPPLEMENT NO. 1 TO

MANAGEMENT INFORMATION AND PROXY CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

QUIPT HOME MEDICAL CORP.

TO BE HELD ON MARCH 17, 2025

This Supplement No. 1 (this “Supplement”), dated January 29, 2025, supplements, and, to the extent inconsistent, supersedes the Management Information and Proxy Circular (the “Circular”), filed by Quipt Home Medical Corp. (the “Corporation”) with the U.S. Securities and Exchange Commission (the “SEC”) and on the System for Electronic Document Analysis and Retrieval (SEDAR+) at www.sedarplus.com on January 24, 2025 and furnished to Shareholders in connection with the solicitation by management of the Corporation of proxies to be used at the annual general meeting of the holders of common shares of the Corporation to be held on March 17, 2025 at 10:00 a.m. (ET) at the Hampton Inn & Suites, 975 University Parkway, Sarasota, Florida 34243 (including any adjournments, reschedulings, continuations or postponements thereof, the “Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE CIRCULAR, WHICH CONTAINS IMPORTANT ADDITIONAL INFORMATION. Except as to the matters specifically discussed herein, this Supplement does not otherwise modify or update any information or disclosure contained in the Circular. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Circular. This Supplement is first being sent or given to the Shareholders on January 29, 2025.

RECENT DEVELOPMENTS

Supplemental Information Regarding the Voting of Proxies

On January 25, 2025, the Corporation received a letter pursuant to Rule 14a-19(b) under the Exchange Act (“Rule 14a-19(b)”) from Philotimo Fund, LP, an entity affiliated with Kanen Wealth Management, LLC and David L. Kanen (the “Purported Nominating Shareholder”) purporting to provide notice (the “14a-19(b) Notice”) of such Purported Nominating Shareholder’s intent to solicit proxies in support of four director candidates to the Corporation’s Board of Directors (the “Board”) in opposition to the Corporation’s four director candidates to the Board. In addition to satisfying the SEC’s universal proxy rules, the Purported Nominating Shareholder must also comply with the advance notice requirements under the Articles (the “Advance Notice Policy”) in order to nominate a candidate for election to the Board. The Advance Notice Policy provides that a Shareholder seeking to nominate a candidate for election as a director at any annual meeting of Shareholders must, among other things, give timely and compliant notice thereof in proper written form to the Corporation’s Corporate Secretary.

The 14a-19(b) Notice did not include the information required under the Advance Notice Policy, and the Corporation has not, as of this date, received a supplement to the 14a-19(b) Notice providing the information required under the Advance Notice Policy. Unless the Corporation receives timely, valid and compliant notice under Rule 14a-19(b) and the Advance Notice Policy, and the Purported Nominating Shareholder otherwise complies with Rule 14a-19 under the Exchange Act (“Rule 14a-19”), any director nominations made by the Purported Nominating Shareholder will not be recognized. Therefore, at this time, the Corporation will not include the names of the Purported Nominating Shareholder’s purported nominees on a “universal proxy card.” If you are a registered Shareholder and are unable to attend the Meeting, please date and execute the proxy for the Meeting and deposit it with Computershare Investor Services Inc. by (i) mail, Attention: Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, (ii) telephone by entering the fifteen digit control number (as found on the Notice of Meeting) at 1 (866) 732-8683 (Canada and the U.S. only) or (312) 588-4290 (outside Canada and the U.S.), or (iii) online by entering the fifteen digit control number (as found on the Notice of Meeting) at www.investorvote.com, before 10:00 a.m. (ET) on March 13, 2025, or no later than forty-eight hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting. A non-registered Shareholder should follow the instructions included on the voting instruction form provided by his/her/its Intermediary.

In the event that the Corporation determines that is has received a timely, valid and compliant notice under Rule 14a-19(b) and the Advance Notice Policy, then the Corporation will file new proxy materials to reflect that development, to comply with the applicable aspects of Schedule 14A and Rule 14a-19, and the rules and regulations promulgated thereunder, and to include the names of the purported nominees on a “universal proxy card” and will mail the revised Circular and WHITE Universal Proxy Card to Shareholders. In addition, in this scenario, no proxies or votes received on the Corporation’s previously circulated WHITE Proxy Card will be recognized or tabulated at the Meeting. These proxies will be disregarded. Accordingly, if you vote on the Corporation’s WHITE Proxy Card accompanying the Circular and the Corporation subsequently determines that it has received a valid and compliant notice under Rule 14a-19(b) and the Advance Notice Policy, your votes will not be recognized or tabulated, and you will have to vote again for your vote to be counted. The Corporation may also need to delay the Meeting to allow time for Shareholders to receive and consider the new proxy materials.

THE BOARD URGES SHAREHOLDERS TO VOTE ON THE WHITE PROXY CARD FOR ALL OF THE BOARD’S NOMINEES STANDING FOR ELECTION TO THE BOARD AT THE MEETING, EACH OF WHOM IS DESCRIBED IN THE CIRCULAR. THE BOARD FURTHER URGES ALL SHAREHOLDERS TO SIGN AND RETURN TODAY THE WHITE PROXY CARD INCLUDED WITH THE CIRCULAR MAILED ON OR ABOUT JANUARY 28, 2025 AND TO VOTE FOR ALL OF THE BOARD’S NOMINEES AND OTHER PROPOSALS SET FORTH IN THE CIRCULAR. WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD YOU MAY RECEIVE FROM PHILOTIMO FUND, LP OR ANY OF ITS AFFILIATES.

Supplemental Information Regarding the Solicitation of Proxies

As a result of the 14a-19(b) Notice, the Corporation will incur additional costs in connection with its solicitation of proxies. Solicitation of proxies may be in person, by telephone, electronic mail or personal solicitation by the Corporation’s directors, officers or staff members. The Corporation may have to engage a proxy solicitor and anticipates that certain employees of the proxy solicitor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Shareholders of the Corporation for the purpose of assisting in the solicitation of proxies for the Meeting. The Corporation estimates the costs of such proxy solicitor to be approximately $75,000 for its services in connection with the solicitation of proxies for the Meeting. The cost of solicitation by management will be borne by the Corporation.